SWK Holdings Corporation Announces Financial Results for Third Quarter 2025

Corporate Highlights
•Third quarter 2025 GAAP net income was $8.8 million, compared with GAAP net income of $3.5 million for the third quarter 2024.
•Third quarter 2025 income before tax expense was $10.7 million, compared with net income before tax expense of $4.4 million for the third quarter 2024.
•Third quarter 2025 finance receivables segment adjusted non-GAAP net income was $8.1 million, compared with adjusted non-GAAP net income of $5.0 million for the third quarter 2024.
•As of September 30, 2025, net finance receivables were $245.4 million, a 4.1% decrease from September 30, 2024.
•The third quarter 2025 effective yield was 16.9%, a 230 basis point increase from third quarter 2024.

Dallas, TX, November 6, 2025 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the third quarter ended September 30, 2025.
SWK CEO Jody Staggs said "We reported strong third quarter results highlighted by $8.1 million of finance receivables segment adjusted non-GAAP net income and $8.8 million of GAAP net income. Our finance receivables portfolio totaled $245.4 million with a 16.9% effective yield, a multi-year high. During the quarter we also closed the sale of the majority of assets at MOD3 Pharma and repurchased approximately 88,000 shares for $1.3 million. Our non-GAAP tangible financing book value totaled $19.42, a 12.4% year-over-year increase after considering the $4.00 per share special dividend paid during the second quarter.”
Mr. Staggs concluded, “On October 9, 2025, SWK entered into an Agreement and Plan of Merger with Runway Growth Finance Corp. The transaction is expected to close in late fourth quarter 2025 or first quarter 2026. Investors should consult SWK’s SEC filings, including the presentation on SWK’s website that details the transaction value, for additional information.”

Third Quarter 2025 Financial Results
For the third quarter 2025, SWK reported total revenue of $10.9 million, a 4.8% increase compared to $10.4 million for the third quarter 2024. The $0.5 million increase in revenue for the three months ended September 30, 2025 consisted of a $1.1 million increase in Finance Receivables segment revenue, driven mostly by the acceleration of exit fees earned on early payoff of the loan with Elutia, Inc. offset by a $0.6 million decrease in Pharmaceutical Development segment revenue.
Income before income tax expense for the quarter was $10.7 million and $4.4 million for the three months ended September 30, 2025 and 2024, respectively. Third quarter 2025 income before income tax expense benefited from an increase in unrealized gains on warrants, primarily the Eton warrant, a gain on sale the MOD3 business, and a benefit from the change in provision for credit losses.
GAAP net income for the quarter ended September 30, 2025, increased to $8.8 million, or $0.72 per diluted share, from $3.5 million, or $0.28 per diluted share, for the third quarter 2024.
For the third quarter 2025, non-GAAP adjusted net income was $7.2 million, or $0.60 per share. Non-GAAP adjusted net income for the Finance Receivables segment was $8.1 million, an increase from $5.0 million for the third quarter 2024.
Total investment assets (defined as finance receivables, net of allowance for credit losses, marketable investments, and warrant assets) were $253.3 million as of September 30, 2025, a 2.1% decrease compared with total investment assets of $258.7 million as of September 30, 2024. The decline was primarily due to the monetization of the majority of the company’s royalty assets during the first and second quarters for total proceeds of approximately $51.3 million, partially offset by loan fundings, interest capitalization, and fee accretion of $48.7 million. The allowance for credit losses at quarter’s end totaled $7.7 million, a decrease of $6.6 million from the third quarter of 2024.
During the third quarter SWK repurchased 87,927 shares for a total purchase price of $1.3 million. Year-to-date through October 28, 2025 SWK repurchased 199,218 shares for a total purchase price of $3.1 million.
GAAP book value per share was $21.02 as of September 30, 2025, a 9.1% decrease compared to $23.11 as of September 30, 2024 and a 8.5% increase after considering the $4.00 per share special dividend. Non-GAAP tangible financing book value per share totaled $19.42, a 7.0% decrease compared to $20.89 at September 30, 2024 and a 12.4% increase after considering the $4.00 per share special dividend. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets.
Portfolio Status
During the third quarter, SWK funded an additional $5.0 million to performing borrower ImpediMed Limited (“ImpediMed”) upon achievement of a performance milestone.
The third quarter 2025 effective yield was 16.9%, a 230 basis points increase from 14.6% in the third quarter 2024. The effective yield is the rate at which income is expected to be recognized if payments are received pursuant to the terms of the finance receivables. The third quarter 2025 realized yield of the finance receivable portfolio was 17.3%, a 350 basis point increase from 13.8% in third quarter 2024. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.
As of September 30, 2025, the Company had three finance receivables in nonaccrual status: (1) the Flowonix Medical, Inc. (“Flowonix”) royalty, with a carrying value of $6.6 million; (2) the Best ABT, Inc. (“Best”) royalty, with a carrying value of $2.3 million; and (3) the Ideal Implant, Inc. (“Ideal”) royalty, with a carrying value of $2.5 million. SWK impaired the carrying value of the Ideal royalty by $0.3 million during the quarter. During the quarter SWK received a $0.5 million payment from the Flowonix estate, which was applied against the carrying value.
As of September 30, 2025, the Company had $2.5 million of unfunded commitments.
Total portfolio investment activity was as follows (in thousands):

	Three Months Ended September 30,
	2025	2024
Beginning Portfolio	$242,819	$266,663
Investment in finance receivables	5,000	10,290
Paydowns received on investments	(1,007)	(17,517)
Paydowns received on royalties	(511)	(649)
Interest paid in kind	757	455
Loan discount and fee accretion	2,760	(1,556)
Warrant and equity investments, net of sales and cancellations	245	1,072
Net unrealized gain on marketable investments and warrant assets	2,396	41
Foreign currency gains (losses) on finance receivables	25	1,150
Provision (benefit) for credit losses	786	(1,264)
Ending Portfolio	$253,270	$258,685

Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP):

	Three Months Ended September 30,
	2025	2024
Net income	$8,780	$3,468
Income tax expense	1,916	906
MOD3 amortization expense	—	11
Unrealized net gain on warrant assets	(2,640)	(47)
Unrealized net (gain) loss on marketable investments	246	(6)
Foreign currency transaction losses	(25)	(251)
Gain on sale of business	(1,601)	—
Loss on impairment of intangible assets	209	—
Loss on disposal of inventory	314	—
Adjusted income before income tax expense	7,199	4,081
Adjusted income tax expense	—	—
Non-GAAP net income	$7,199	$4,081
In the table above, management has deducted the impact of the following items: (i) change in the fair-market value of equities and warrants, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with MOD3 intangible assets, (iv) loss on disposal of inventory, (v) intangible asset impairment, and (vi) foreign currency (gains) losses.

Finance Receivables Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s consolidated adjusted non-GAAP net income before provision for income tax expense, listed in the table above, to the finance receivables non-GAAP adjusted net income. The table eliminates MOD3 operating loss. The adjusted net income before income tax expense is derived in the table above and eliminates MOD3 operating income (loss), excluding MOD3 amortization expenses.

	Three Months Ended September 30,
	2025	2024
Non-GAAP net income	$7,199	$4,081
MOD3 operating (income) loss, excluding amortization expense	941	885
Adjusted Finance Receivable segment income before income tax expense	$8,140	$4,966
Adjusted income tax expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$8,140	$4,966

Non-GAAP Tangible Finance Book Value Per Share
The following table provides a reconciliation of SWK's GAAP book value per share to its non-GAAP tangible finance book value per share. The table eliminates the deferred tax assets, intangible assets, MOD3 property and equipment and acquisition-related contingent consideration (in thousands, except per share data):

	Three Months Ended September 30,
	2025	2024
GAAP stockholders' equity	$254,206	$283,431
Outstanding shares (1)	12,096	12,264
GAAP book value per share	$21.02	$23.11

Less: Deferred tax assets, net	(19,330)	(27,052)
Less: Intangible assets, net	—	(220)
Non-GAAP tangible finance book value	234,876	256,159
Outstanding shares (1)	12,096	12,264
Non-GAAP Tangible book value per share	$19.42	$20.89
(1) Outstanding shares computed as of quarter end.
Non-GAAP Financial Measures
This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).
Non-GAAP adjusted net income is adjusted for certain items including (i) change in the fair-market value of equities and warrants, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with MOD3 intangible assets, (iv) loss on disposal of inventory, (v) intangible asset impairment, and (vi) foreign currency (gains) losses.
In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes MOD3 operating gains or losses.
Non-GAAP tangible financing book value per share excludes the deferred tax asset and intangible assets associated with the Company’s acquisition of MOD3 in 2019.
These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company's industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to better understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.
About SWK Holdings Corporation
SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor or Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:
Investor Relations and Media
Susan Xu
778-323-0959
investorrelations@swkhold.com

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2025		December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$10,206		$5,927
Interest, accounts receivable, and other receivables, net	5,581		5,788
Assets held for sale, net	—		6,398
Other current assets	543		2,141
Total current assets	16,330		20,254

Finance receivables, net of allowance for credit losses of $7,740 and $11,249 as of September 30, 2025 and December 31, 2024, respectively	245,396		277,760
Collateral on foreign currency forward contract	—		2,750
Marketable investments	275		580
Deferred tax assets, net	19,330		23,484
Warrant assets	7,599		4,366
Other non-current assets	432		3,041
Total assets	$289,362		$332,235

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,874		$2,810
Liabilities held for sale	—		1,255
Deferred income	—		1,500
Total current liabilities	2,874	—	5,565

Unsecured senior notes, net	31,921		31,412
Revolving credit facility	—		6,233
Other non-current liabilities	361		335
Total liabilities	35,156		43,545

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—		—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,095,979 and 12,213,599 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	12		12
Additional paid-in capital	4,417,730		4,419,991
Accumulated deficit	(4,163,536)		(4,131,313)
Total stockholders' equity	254,206		288,690
Total liabilities and stockholders' equity	$289,362		$332,235

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Finance receivable interest income, including fees	$10,822	$9,498	$30,077	$30,519
Pharmaceutical development	—	628	2,153	1,711
Other	60	292	536	395
Total revenues	10,882	10,418	32,766	32,625
Costs and expenses:
Provision (benefit) for credit losses	(931)	1,385	(1,635)	10,777
Loss on impairment of intangibles assets	209	—	209	5,771
Loss on disposal of inventory	314	—	314	—
Interest expense	1,179	1,139	3,464	3,514
Pharmaceutical manufacturing, research and development expense	147	585	1,550	1,635
Change in fair value of acquisition-related contingent consideration	—	—	—	(4,900)
Depreciation and amortization expense	2	234	40	1,169
General and administrative expense	3,286	2,993	9,406	8,597
Income from operations	6,676	4,082	19,418	6,062
Other income (expense), net
Unrealized net loss on warrants	2,640	47	2,563	178
Net loss on exercise and cancellation of warrants	—	—	—	444
Net loss on marketable investments	(246)	(6)	(314)	(168)
Loss on sale of assets	—	—	(82)	—
Gain on sale of business	1,601	—	1,601	—
Realized gain on early payment of finance receivable	—	—	1,729	—
Gain (loss) on revaluation of finance receivables	—	—	(3,727)	2,495
Realized and unrealized foreign currency transaction gains (losses)	25	251	(113)	775
Income before income tax expense	10,696	4,374	21,075	9,786
Income tax expense	1,916	906	4,220	2,170
Net income	$8,780	$3,468	$16,855	$7,616

Net income per share
Basic	$0.72	$0.28	$1.38	$0.61
Diluted	$0.72	$0.28	$1.38	$0.61
Weighted average shares outstanding
Basic	12,117	12,318	12,184	12,417
Diluted	12,117	12,408	12,184	12,492

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$16,855	$7,616
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for credit losses	(1,635)	10,777
Debt issuance costs	82	—
Loss on impairment of intangible assets	209	5,771
Right-of-use amortization and cease use costs	143	339
Amortization of debt issuance costs	850	775
Deferred income taxes, net	4,156	2,100
Unrealized net (gain) loss on warrants	(2,563)	(178)
Loss on disposal of inventory	314	—
Net gain on exercise and cancellation of warrants	—	(444)
Gain on sale of business	(1,476)	—
Change in fair value of acquisition-related contingent consideration	—	(4,900)
(Gain) loss on revaluation of finance receivable	3,727	(2,495)
Foreign currency transaction gain	(639)	(678)
Loss on marketable investments	314	168
Loan discount amortization and fee accretion	(5,961)	(2,461)
Interest paid-in-kind	(1,582)	(1,359)
Stock-based compensation	894	708
Depreciation and amortization expense	40	1,169
Changes in operating assets and liabilities:
Interest, accounts receivable and other receivables, net	207	(1,691)
Foreign currency forward contract	915	219
Collateral returned for derivative instruments	2,750	—
Other assets	1,274	30
Accounts payable, accrued expenses, and other non-current liabilities	(387)	(1,406)
Deferred income	(1,500)	2,100
Net cash provided by operating activities	16,987	16,160

Cash flows from investing activities:
Proceeds from sale of property and equipment	110	—
Settlement of foreign currency forward contract	1,560	—
Proceeds from sale of assets and liabilities held for sale	6,790	—
Sale of marketable investments	—	574
Investment in finance receivables	(28,500)	(17,736)
Proceeds from sale of investments	31,678	—
Repayment of finance receivables	34,651	30,582
Corporate debt securities principal payments	23	20
Purchases of property and equipment	(512)	(50)
Net cash provided by investing activities	45,800	13,390

Cash flows from financing activities:
Net settlement for employee taxes on stock options	(89)	(43)
Net payments on credit facility	(6,233)	(12,350)
Cash dividends	(49,078)	—
Payments of financing costs	(41)	(50)
Repurchases of common stock, including fees and expenses	(3,067)	(5,165)
Net cash used in financing activities	(58,508)	(17,608)

Net increase in cash, cash equivalents, and restricted cash	4,279	11,942
Cash, cash equivalents, and restricted cash at beginning of period	5,927	5,236
Cash, cash equivalents, and restricted cash at end of period	$10,206	$17,178

Supplemental non-cash investing and financing activities:
Fair value of warrants received with finance receivables	—	1,073
Cash paid for interest	$2,259	$2,403
Derecognition of right-of-use assets and operating lease liabilities upon termination of lease	$—	$82